Exhibit 99.1

PROBILITY MEDIA CORP. CLOSES THE ACQUISITION OF W MARKETING

June 27, 2017

HOUSTON, TX–(Marketwired – Jun 27, 2017) – ProBility Media Corp. (OTCQB: PBYA) today announces that it has closed the acquisition of W Marketing, Inc., a profitable, revenue-generating provider of National Electrical Codes (NECs) to the electrical and construction industries. The acquisition is expected to strengthen ProBility’s financial position and enable the Company to become one of the nation’s largest wholesalers of National Fire Protection Association (NFPA) electrical codes.

W Marketing, located in Hauppauge, New York, provides the latest NECs through its nationwide network of electrical distributors, which includes bookstores, trade/vocational schools, universities, retail chains, specialty retailers, and independent hardware stores. ProBility now expects to become one of the largest wholesalers of NFPA electrical codes in the United States, and expects to provide codes to over 175,000 electricians in each three-year cycle.

The NEC is a regionally adoptable standard for the safe installation of electrical wiring and equipment in the United States. It is part of the National Fire Codes series published by the National Fire Protection (NFPA), a private association. First published in 1897, the NEC is updated and published every three years, 2017 being the most recent addition. In 2017, W Marketing achieved $2.7 million in revenues. ProBility expects 2018 and 2019 revenues to be less than 2017, and to increase again in 2020, when the new codes will be released.

W Marketing’s vast library of published products includes courses and exam preparation materials. The company is also the official publisher and producer of the Dr. Watts companion electrical guides for the electrical and construction trades. With a complete line of NEC books, reference guides, training DVDs and CD-Roms, W Marketing is a strong advocate for continued learning within the electrical, plumbing, building and construction industries.

“The closing of the acquisition of W Marketing highlights our commitment to aggressively building an international brand for education, training and compliance dedicated to the skilled trades,” states Noah Davis, President and Chief Operating Officer of ProBility. “With the aggressive push from the current administration and the anticipated apprenticeship program, ProBility is positioned to take advantage of the projected upturn in the macroeconomic environment for construction and building by offering high quality products with the emphasis on safety.”